Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual report on Form 10-K of our report dated March 29, 2023, relating to the consolidated financial statements of Panacea Life Sciences Holdings, Inc. as of December 31, 2021 and to all references to our firm included in this Annual Report.

Certified Public Accountants

Lakewood, CO

March 30, 2023